Exhibit 99

CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Burns McClellan, Inc. E. Blair Schoeb (investors) Kathy Jones, Ph.D. (media) (212) 213-0006

GTC BIOTHERAPEUTICS REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

FRAMINGHAM, MA – November 4, 2003 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) today reported financial results for the third quarter ended September 28, 2003.  The total net loss for the quarter was $7.6 million, or $0.25 per share, compared with $7.0 million, or $0.25 per share, for the same quarter last year.  The net loss in the third quarter 2003 was greater primarily due to the increased expenses associated with the clinical trials and preparation for the filing for European marketing authorization for GTC’s recombinant human antithrombin III (rhATIII) program.  GTC believes it has enrolled a sufficient number of evaluable patients to meet the requirements of the European efficacy study protocol.  As a result of existing commitments to clinical investigators, a limited number of additional patients may be enrolled over the next few weeks.  GTC anticipates submitting the European marketing authorization filing for the hereditary antithrombin deficiency (HD) indication by the end of February 2004, significantly sooner than had been originally forecasted.  The increased expenses associated with these activities in the third quarter were partially offset by other expense reductions.  In addition, the comparison in the net loss per share results is affected by a higher number of shares outstanding in 2003 following the equity financing in July.

Revenues from research and development were $2.2 million for the quarter, an 18% increase from the $1.8 million in the third quarter 2002.  The increase in revenues for the quarter is primarily due to the work performed to produce and purify MM-093 for Merrimack Pharmaceuticals, Inc.  Merrimack is conducting clinical studies of MM-093 in the United Kingdom.  Additional revenues and payments from the Merrimack program are substantially dependent upon Merrimack obtaining further equity financing.

The cost of revenue and operating expenses totaled approximately $10.1 million in the current quarter, approximately $1 million higher than the $9.1 million recorded in the third quarter 2002.  This increase was due to a $1.3 million increase in research and development expenses, primarily to support the clinical and regulatory activities in the rhATIII program.  The increased research and development costs were partially offset by a number of small reductions in the cost of revenue, as well as reduced selling, general and administrative expenses.

The weighted average number of shares outstanding increased in the quarterly comparison from 27.6 million shares for the third quarter 2002 to 30.5 million shares in the third quarter 2003.  This increase was primarily due to the issuance of 3.63 million shares of common stock in the July 2003 equity financing.

Cash and marketable securities at the end of the third quarter of 2003 totaled $38.9 million.  The net proceeds of the equity financing during the quarter were $8.5 million.  Disregarding the effect of this transaction, GTC used approximately $7.6 million for the quarter and $26.9 million in the year to date.  The sum of current liabilities and long-term debt at the end of the quarter is about $25 million compared to $27 million at the end of 2002.

“GTC has made excellent progress in meeting our goal for completing our European clinical trial for rhATIII this year,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman, President and Chief Executive Officer.  Dr. Cox continued, “We are well positioned to file for market authorization by the end of February 2004.”

In addition, most of the external programs have established a founder animal for a potential commercial herd.  GTC is in discussions with several of its current external partners for moving programs to the next stage of development.  Under an expansion of the ongoing agreement with Centocor, GTC is moving ahead into the next stage of preclinical production for an undisclosed protein.

GTC continues multiple discussions with potential new partners in its internal and external programs, as well as licensing discussions for the utilization of its intellectual property and know-how.  While there is potential to announce one or more agreements before the end of 2003 as originally forecasted in both the internal and external programs, these discussions may not be concluded before 2004.  Primarily as a result of the timing for these new partnering and licensing programs, GTC now expects to have approximately $10 million of revenues for 2003, rather than the $15 million to $20 million range that was originally forecasted approximately one year ago.  GTC’s projection of cash utilization for 2003 is approximately $27 million.  Excluding the impact of the equity financing, and the conclusion of the ongoing partnering discussions, the 2003 operating and capital cash burn is projected at approximately $35 million compared with the $20 million to $25 million originally forecasted about one year ago.  Completion of partnering and out-licensing agreements under discussion could bring significant additional cash in the form of up-front licensing payments.  GTC anticipates that its current cash resources and potential future cash compensation are sufficient to fund its operations into 2005, when the rhATIII product may be approved and commercial sales are initiated in Europe.

GTC is continuing discussions to develop an appropriate clinical and regulatory strategy to meet the Food and Drug Administration requirements for a controlled study of rhATIII in the US.

GTC expects to discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. this morning.  The call may be heard through the Company’s web site, http://www.gtc-bio.com.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology.  GTC has more than a dozen programs in development, including its internal proprietary products.  In addition to the rhATIII program, which is in clinical trials, GTC is developing a recombinant human serum albumin and a malaria vaccine.   In GTC’s external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional bioreactor systems.  GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer.  One of the external programs recently entered clinical trials with a transgenically produced product.  Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected outcomes of clinical and regulatory work in the rhATIII program, the potential for rhATIII commercial sales, the future development of external programs such as MM-093, the potential for obtaining additional partnering agreements for internal and external programs, the potential to license technology and know-how, and statements regarding GTC’s expectations for financial results.  Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies and seeking additional partners, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies.  GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Revenue	$2,164	$1,827	$8,019	$8,839

Costs of revenue and operating expenses:
Cost of revenue	2,369	2,506	9,238	10,736
Research and development	4,804	3,541	12,089	8,235
Selling, general and administrative	2,893	3,018	8,233	9,191
	10,066	9,065	29,560	28,162

Loss from continuing operations	(7,902)	(7,238)	(21,541)	(19,323)
Other income (expense):
Interest income	344	411	851	1,590
Interest expense	(129)	(143)	(398)	(296)
Other Income	81	—	81	—

Net Loss from continuing operations before income taxes	$(7,606)	$(6,970)	$(21,007)	$(18,029)

Net loss per common share (basic and diluted)	$(0.25)	$(0.25)	$(0.73)	$(0.63)

Weighted average number of shares outstanding (basic and diluted)	30,480	27,592	28,726	28,579

	September 28, 2003	December 29, 2002

Cash and marketable securities	$38,907	$57,349
Other current assets	6,213	4,111
Property and equipment, (net)	22,919	21,701
Other assets	13,476	12,212
Total assets	$81,515	$95,373

Current liabilities	$11,576	$13,778
Long-term debt	12,978	12,786
Other liabilities	24	37
Stockholders’ equity	56,937	68,772
Total liabilities and stockholders’ equity	$81,515	$95,373